Exhibit 10.24

COOPERATION AGREEMENT

This Cooperation Agreement (“Agreement”) is entered into on September 19, 2022 by and between:

Jilin Academy of Agricultural Sciences, hereinafter referred to as “Party A”, and

Jilin Zhengye Biological Products Co., Ltd, hereinafter referred to as “Party B”,

Collectively referred to as the “Parties”.

WHEREAS, the Parties wish to collaborate on the research project named [The Development and Application of Fluorescent ERA Rapid Thermostatic Diagnostic Technology for Key Viral Diarrhea Diseases in Pigs].

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties shall jointly apply for the 2023 Annual Funding for Key Research and Development Projects in the field of agriculture sponsored by Jilin Provincial Department of Science and Technology with the project named [The Development and Application of Fluorescent ERA Rapid Thermostatic Diagnostic Technology for Key Viral Diarrhea Diseases in Pigs], with Party A as project leader and Party B as the project participant. The Parties guarantee to participate in the project according to the research tasks stated in the project application form, organize project implementation, use the funding reasonably according to regulations, and ensure the completion on schedule.

Party A shall explore the conventional diagnostic markers for the same pathogen and specific diagnostic markers for different pathogens, manufacture homogeneous and stable nucleic acid reference materials; design primers and exo probes for the diagnostic markers of pathogens, optimize primers, reaction systems, and reaction conditions, evaluate the specificity, sensitivity, stability, and accuracy, and set up a fluorescence ERA constant temperature detection method to implement on-site rapid detection within 15-20 minutes; conduct a background investigation on four types of porcine viral diarrhea pathogens in Jilin Province; and complete the trial production of rapid diagnostic reagents and promote grassroots technology.

Party B shall provide access to the Jilin Province Animal Vaccine Engineering Research Center, build a research and development team to establish a constant temperature testing method, and offer the current vaccine strains and samples from the pig farms in Jilin Province.

The Parties agree that the ownership of the Fluorescent ERA Rapid Thermostatic Diagnostic Technology for Key Viral Diarrhea Diseases in Pigs in this project belongs to Party A, and the economic benefits generated thereby belong to Party A. The new technologies, products, patents, and other achievements obtained in this project research belong to Party A, and shall be transferred to Party B with priority.

The Parties agree to apply for government funding for science and technology research of 500,000 RMB for the project, and Party B shall offer an amount of 250,000 RMB for the project. The plan is to allocate 80% of the government funding to Party A and 20% to Party B.

IN WITNESS WHEREOF, the Parties agree with the above plan of the project description and funding allocation and hereto have signed this Agreement.

Party A: Jilin Academy of Agricultural Sciences (seal)

By

Research Project Leader from Party A

Date

Jilin Zhengye Biological Products Co., Ltd (seal)

By

Research Project Member from Party B

Date